UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BALL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Ball Corporation

10 Longs Peak Drive, Broomfield, CO 80021

Supplemental Proxy Materials for the

Annual Meeting of Shareholders

To Be Held on April 25, 2018

April 3, 2018

Fellow Shareholders of Ball Corporation:

We are writing to you today to ask for your support by voting in accordance with Ball Corporation’s Board of Directors’ recommendation on all proposals.  In particular, we are asking for you to vote “FOR” our say-on-pay proposal (Item 3), as well as “FOR” our slate of directors (Item 1).

Ball Corporation is committed to its economic value added (EVA®) incentive compensation philosophy.  Adopted in 1992, the EVA methodology aligns Ball’s executive compensation with shareholder value creation. Improvement in EVA Dollars occurs when the amount of net operating profit after-tax less a charge for capital employed in the company’s businesses increases over time. Our EVA short-term and long-term incentives are tightly aligned to pay-for-performance and shareholder value generation and we have used the same formulaic, target-setting method for our short-term incentive since 1992.

Ball’s 25-year EVA journey has resulted in disciplined allocation of capital to growth investments, technology, share repurchases, and/or M&A as well as decisions to aggressively cut costs or sell certain assets.  The company’s ability to generate EVA for our shareholders above our 6% weighted average cost capital as well as returns above the 9% after-tax hurdle rate for Ball’s key compensation programs to pay out has resulted in a 2,740% total return to shareholders since EVA’s adoption in 1992, and since that time there has been a 94% historical correlation between EVA Dollar growth and Ball’s stock price appreciation, further proof that EVA works and has been highly aligned with shareholder value creation for many years.

On June 30, 2016, the company completed the successful acquisition of Rexam PLC, Ball’s largest global beverage can competitor.  Approximately $6 billion of additional capital was invested as part of the acquisition with a target of achieving at least 9% after-tax returns on this investment.  As a result of this incremental investment and the opportunities in Ball’s remaining businesses, the company has committed to achieving financial goals of $2 billion of comparable EBITDA, in excess of $1 billion of free cash flow and in excess of $300 million of synergies by the end of 2019.  Similar to our EVA consistency and transparency, these post-acquisition goals have been shared with you since the time Ball closed on the acquisition, they remain unchanged since disclosed in mid-2016 and they are attainable.

Since the time of our 2018 proxy statement mailing or notice of Internet availability of proxy materials, the proxy advisory firm, Institutional Shareholder Services (“ISS”), issued its proxy report recommending a vote “against” our say-on-pay proposal as well as a vote recommendation “against” our slate of directors up for reelection. It is worth noting that another proxy advisory firm, Glass, Lewis & Co., issued its proxy report in which it recommended a vote “FOR” our say-on-pay proposal and a vote “FOR” our slate of directors up for reelection.

We believe that the ISS voting recommendations are not warranted and encourage you to read the letter that the company shared with ISS prior to the publication of its report.

With the company’s long-standing, unchanged EVA program being lauded by experts in the field as a “highly effective incentive plan” and published as “the model plan” case study in “The Definitive Guide to Measuring and Maximizing Shareholder Value — Best Practice EVA,” written by G. Bennett Stewart III of EVA Dimensions LLC, we fail to understand certain assertions by ISS in their report and apparent misalignment of their assessment of our EVA incentive compensation plans, particularly given their own recent acquisition of EVA Dimensions LLC in February, 2018.  In addition, their own past history of consistent “FOR” recommendations on all of Ball’s prior say-on-pay proposals calls into question their 2018 assessment, particularly as there have been no changes to Ball’s short-term or long-term executive compensation plans since 2013, with the exception of the one-time Special Acquisition-Related Incentive Plan (“SAIP”), largely related to the Rexam PLC acquisition.

As you will read in the letter to ISS, they also challenged the CEO’s compensation and cited the company had not disclosed the financial goals of the one-time SAIP. Further analysis by our company concluded that excluding the one-time SAIP award, the CEO’s compensation increased 7.1% versus the 24.6% increase included in ISS’s report and that Ball’s Relative Degree of Alignment calculation in the ISS analysis would have been of “Low” concern. In order to provide further transparency, on April 2, 2018, the company filed on Form 8-K the SAIP financial performance measures.

The narrow focus of ISS’s analysis overlooks the accomplishments of Ball Corporation under the direct leadership of our CEO including:  1) successful completion of the largest, most complex global acquisition in our 138-year history after navigating regulatory approval in the U.S., Europe, Brazil, and elsewhere, as well as a complex required divestment, 2) reporting record comparable diluted earnings per share, EBITDA and free cash flow, 3) for the fifth consecutive year, Ball being listed as the industry leader on the Dow Jones Sustainability Index World and Dow Jones Sustainability Index North America, 4) for the third consecutive year, achieving a perfect score on the Corporate Equality Index, administered by the Human Rights Campaign Foundation and 5) enabling a diverse group of talented and capable Board members to join our Board in light of distinguished members’ impending retirements. Lastly, due to purported incomplete third-party data in their Financial Performance Assessment relative to ISS’s peer group, ISS noticeably excluded any analysis of Ball’s “EBITDA Growth” in their own analysis, which is by their own admission an important financial metric that is and has been used in the past to evaluate performance.

Ball’s unique value-creation formula — our culture, Drive for 10 vision, commitment to EVA, exceptional team and quality products and technologies will drive continuous improvement and sustainable value creation over the long-term.

Thank you for supporting our Board and the company’s say-on-pay proposal based on the merit of our long-term track record, the efforts of our entire team and our progress toward achieving our post-acquisition financial goals and returning even more value to you in 2018 and beyond.

Sincerely,

Theodore M. Solso	Stuart A. Taylor II
Board Member and Lead Independent Director	Board Member and HR Committee Chairman

Attachment:  Letter to ISS dated March 29, 2018

Visit www.ball.com/investors to view the 2017 annual report, 2018 proxy statement and EVA tutorial presentation.

Ball Corporation

10 Longs Peak Drive, Broomfield, CO 80021-2510

Reply to: P.O. Box 5000, Broomfield, CO 80038-5000

March 29, 2018

VIA EMAIL

DraftReceivers@issgovernance.com

Dear ISS Review Team,

We appreciate the opportunity to review Institutional Shareholder Services Inc.’s (ISS) draft analysis on proxy voting recommendations for Ball Corporation received via email on March 27, 2018. In addition to this letter, attached is Ball’s commentary on the draft analysis inclusive of references to past ISS published reports and certain public company information.

We are concerned and surprised to see a potential AGAINST recommendation for Ball’s 2018 advisory vote to ratify Named Executive Officers’ compensation.  The draft analysis is ISS’s first AGAINST recommendation on Ball’s Say-on-Pay proposal, despite ISS stating just last year that “a vote FOR this proposal is warranted as pay for performance is aligned at this time.” Our surprise is that the draft analysis cites Ball’s incentive programs being preliminarily described as misaligned and lacking rigor, despite there being no year-over-year change to plan design and/or methodology, other than the one-time Special Acquisition Related Incentive Program (SAIP) grants that were related to the largest acquisition in our company’s history. Ball’s short-term incentive program and methodology for 2017 is identical to prior years, and has remained essentially unchanged since 1992, when Ball worked with EVA Dimensions to adopt the Economic Value Added (EVA®) model for its employee incentive plans. In addition, Ball’s long-term incentive program and methodology have remained consistent since 2013. Since the inception of Say-on-Pay, and even prior to a shareholder vote requirement on this issue, ISS has supported with a FOR recommendation Ball’s executive compensation methodology, including in particular its EVA philosophy, compensation plans and NEO compensation all of which are strongly aligned with the ongoing long-term creation of shareholder value.  We are seeking to understand why ISS’s position has changed so markedly this year without any explanation.

Ball Corporation is one of the few companies that bases its incentive plan on an EVA methodology that has been demonstrated by EVA Dimensions and others to correlate NEO incentive compensation with share price growth and long-term value creation. EVA by definition is far more rigorous than traditional market-to-budget income statement and balance sheet metrics because the generation of economic profits in excess of both operating and capital costs creates EVA dollars and, when EVA improves, shareholder value has been created.  In fact, ISS’s February 12, 2018, acquisition of EVA Dimensions should be well aligned with Ball’s long-held 25 year experience that executive performance rewards should be largely driven by standards of economic value added delivered to shareholders.

Addressing specific critiques detailed in your preliminary vote recommendation and draft analysis:

1.  ISS Statement — Short-term Incentive (STI) target below the prior year’s performance level and increased CEO target opportunity:

a.              The STI target setting rationale of Ball’s EVA program has, over the past 25 years, always required continuous improvement. As outlined in the 2018 and prior proxy statements (and which has been previously unchallenged by ISS), the EVA target is equal to the sum of the prior year’s target EVA plus one-half the amount of the prior year’s actual EVA gain or shortfall relative to the prior year’s EVA target.  Historically and inherently, targets can and have been lower or higher than the prior year due to the relative outperformance or underperformance versus a 1.0 payout factor.  Historically, Ball has consistently maintained the same methodology and ISS has recommended FOR our NEO compensation when this has occurred. Sources: 2018 Ball Proxy Statement DEF14A, 3/14/18, in addition to company proxy statements filed since 1993, and 5-year summary of EVA targets and payouts as published in past proxy statements and summarized below.

Plan Dictates Continuous Improvement of Target

				Next Year /
	Current	Current	Next	Current Year
	Year	Year	Year	Target
$ millions	Target	Actual	Target	Increase (%)
2013	$139.2	$149.3	$144.2	3.6%
2014	$144.2	$190.7	$167.5	16.1%
2015	$167.5	$180.6	$174.0	3.9%
2016	$174.0	$198.6	$186.3	7.1%
2017	$186.3	$240.4	$213.4	14.5%

b.              The company’s target setting has been consistent and well documented externally to shareholders since the company adopted EVA in 1992 and, because it is formulaic that is inherently based on continuous improvement, it is an objective process not subject to changes in internal or external economic forces, whether they be market demand, cost management, change in management or a host of other factors. Source: 2018 Ball Proxy Statement DEF14A, 3/14/18, in addition to company proxy statements filed since 1993.

c.               The increased CEO target opportunity aligns with market compensation data and is warranted given the company’s strong financial performance during his seven year tenure as CEO and his leadership of the successful completion of the Rexam acquisition, which was the largest acquisition in Ball’s 138-year history and which received a 99.2% shareholder approval in June 2015 regarding required share issuances related to the transaction, and has resulted in significant increases in the company’s comparable earnings, EBITDA, free cash flow and shareholder value over the past two years.  As is required, this was done under the governance of the human resources committee of our board of directors after a formal review process of the CEO’s performance, which also annually reviews and approves the compensation of the CEO and the other NEOs based on input from the committee’s independent compensation consultant, Pay Governance.

2.  ISS Statement — Long-Term Incentive (LTI) cash targets have remained the same for multiple years despite being regularly exceeded:

a.              As part of its regular review, in 2013, the human resources committee of our board of directors amended our Long-Term Incentive awards to ensure there was even greater alignment with Ball Corporation’s shareholders by weighting its LTI awards and metrics as follows:

a.              40% Stock Options and/or stock settled SARs that are based on the company’s stock price performance relative to the grant date stock price (exercise price) of the stock options/SAR grants,

b.              40% Performance Contingent Restricted Stock Units that are based on actual absolute EVA® dollars, equal to or exceeding a future estimated absolute EVA® dollar target based on 4% annual compounded EVA dollar growth at target, and

c.               20% Performance-based Cash Awards that are based 50% on Total Shareholder Return over 3 years relative to a subset of S&P 500 companies and 50% on return on average invested capital (ROAIC) over 3 years, as compared to targets.  The company’s target for ROAIC is based on a target hurdle rate of 9% after-tax, which is well above the company’s actual weighted average cost of capital of approximately 6%.  EVA philosophy is based upon generating returns in excess of the company’s actual after-tax cost of capital.

b.              ISS’s April, 2014, published Proxy Analysis & Benchmark Policy Voting Recommendations stated, with regard to Ball’s 2013 Long-Term Incentives award amendment cited above, “Upon review of the company’s compensation programs and practices, ISS finds no significant issues of current concern; therefore, a vote for this proposal is warranted.”  Ball has not altered its compensation programs and practices since ISS’s own 2014 voting recommendations were issued.

3.  ISS Statement — Special Acquisition Incentive Plan (SAIP) targets not disclosed:

a.              SAIP methodology and metrics are consistent with our past acquisition SAIP plans supported by ISS. Source: ISS proxy advisory report published April 1, 2011, pages 12 and 13. With regard to the SAIP associated to the Rexam acquisition, the company has publicly disclosed to shareholders its long-term financial goals which align with the SAIP targets. Source: ball.com/investors, earnings releases issued since August 4, 2016.  As such, Ball is amenable to publicly disclosing via 8-K the SAIP cumulative EVA dollar and cumulative free cash flow targets.

We urge you to reconsider this year’s preliminary reviews of Ball Corporation’s incentive programs and your 2018 Say-on-Pay voting recommendation.  We do not understand your reversed views on our pay practices and compensation philosophy and request a timely dialogue prior to publication, which we hope will enable ISS to better re-establish its understanding of Ball’s solid ‘pay for performance’ executive compensation philosophy and plans. Please contact either Charles Baker, Ball’s Vice President, General Counsel and Corporate Secretary at 303.564.7637 or Lisa Pauley, Ball’s Senior Vice President, Human Resources and Administration at 303.588.9962.

Sincerely,

Theodore M. Solso	Stuart A. Taylor II
Board Member and Lead Independent Director	Board Member and HR Committee Chairman

Attachment